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                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 29, 1997, which is referred to in Part IV, Item 14(a)(1) of the 1997 Annual Report on Form 10-K for the year ended June 30, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is referred to in Part IV, Item 14(a)(2) of the 1997 Annual Report on Form 10-K for the year ended June 30, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP
New York, New York
March 6, 1998